Exhibit 99.1

INTER PARFUMS, INC. REPORTS 2018 THIRD QUARTER RESULTS

INCREASES DIVIDEND 31%

New York, New York, November 5, 2018: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the third quarter ended September 30, 2018.

Third Quarter 2018 Compared to Third Quarter 2017:

●	Net sales were $177.2 million, up 4.5% from $169.5 million; at comparable foreign currency exchange rates, net sales increased 5.4%;

●	Net sales by European based operations rose 2.4% to $137.8 million from $134.6 million;

●	Net sales by U.S. based operations were $39.4 million, up 12.9% from $34.9 million;

●	Gross margin was 61.6% compared to 61.0%;

●	S,G&A expenses as a percentage of net sales were 41.9% compared to 41.5%;

●	Operating income increased 5.5% to $35.0 million from $33.2 million;

●	Operating margin rose to 19.7% from 19.6%;

●	The effective income tax rate was 28.6% compared to 32.9%;

●	Net income attributable to Inter Parfums, Inc. increased 10.9% to $18.9 million compared to $17.1 million; and,

●	Net income attributable to Inter Parfums, Inc. per diluted share rose 9.1% to $0.60 from $0.55.

Discussing European based operations, Jean Madar, Chairman & CEO of Inter Parfums stated, “Jimmy Choo and Coach, two of our largest brands, achieved 19.7% and 40.9% third quarter sales growth, respectively, all the more impressive in the absence of major new product launches. In fact, the nearly 12% year-to-date increase in net sales by European based operations was primarily due to brand extensions for the best sellers among our largest brands, energizing product selections within our other brands and expanding distribution, all the while supporting these efforts with well-planned and executed advertising and promotional programs with a far greater emphasis on digital media.”

On the subject of U.S. based operations, Mr. Madar continued, “The inclusion of legacy GUESS fragrances, which began in the second quarter of 2018, factored into the increase in net sales. Also factoring into the third quarter sales growth was the successful launch of brand extensions for the Abercrombie & Fitch First Instinct fragrance family and Hollister’s Festival Vibes duo. Additionally, with the popularity of Anna Sui fragrances throughout Asia, we continue to enjoy dramatic increases in brand sales in that region.”

Mr. Madar noted, “Nearly all of the regions in which we do business have shown year-to-date sales growth. Our three largest markets, North America, Western Europe and Asia, achieved sales growth of 18%, 9% and 22%, respectively, compared to the first nine months of 2017. The Middle East and Eastern Europe, have grown sales by 11% and 12%, respectively, while Central and South America sales were essentially flat compared to the same period last year.”

Discussing new product launches for 2019 he continued, “On both sides of the Atlantic, we have ambitious plans for the coming year. With regard to European operations, our largest brands, Montblanc and Jimmy Choo, both have new men’s scents debuting and there will be new women’s fragrances for Coach and Lanvin. For U.S. operations, 2019 launches are for the most part brand extensions including one for Anna Sui’s Fantasia, an addition to the GUESS 1981 fragrance family, a sister scent for Oscar de la Renta’s Bella Blanca, and a flanker for the Dunhill Century fragrance line. among others.”

Inter Parfums, Inc. News Release	Page 2

November 5, 2018

On the subject of newer brands under the U.S. based operations, Mr. Madar noted, “We are developing a four-scent super luxury collection for Graff, along with an amenities line, geared for five-star hotels. As we recently announced, we have initiated a direct-to-the consumer e-commerce enterprise in partnership with IMG Models, and our first multi-scent fragrance collaboration with super model Lily Aldridge, is planned for next year.”

Discussing profitability factors, Mr. Greenberg stated, “For European operations, gross profit margin was 65% in both the current and prior year’s third quarter and once again, the dollar/euro ratio had little impact on our gross margin. For U.S. operations, gross profit margin rose to 50% as compared to 47% in the third quarter of 2017, with the improvement attributable to increased sales of higher margin prestige products under licenses. For European operations, selling, general and administrative expenses increased 2% and represented 44% of net sales in both the current third quarter and the corresponding period of the prior year. At the same time, selling, general and administrative expenses of our U.S. operations increased 25% and represented 35% of net sales compared to 32% in the corresponding period of the prior year with the increase directly associated with the increase in net sales of licensed products.”

He continued, “With regard to non-operating items, the loss on foreign currency increased to $1.1 million in the current third quarter, as compared to $0.3 million in last year’s third quarter, which was more than offset by a decrease in our effective tax rate to 29% in the current third quarter from 33% in last year’s third quarter.”

Mr. Greenberg also pointed out, “We closed the quarter with working capital of $383 million, including approximately $211 million in cash, cash equivalents and short-term investments, a working capital ratio of nearly 3.4 to 1 and $52.0 million of long-term debt, including current maturities, incurred in connection with the 2015 Rochas brand acquisition.”

Guidance

Mr. Greenberg concluded, “We continue to anticipate approximately $665 million in net sales for full year resulting in net income per diluted share attributable to Inter Parfums, Inc. of $1.61. Guidance assumes the dollar remains at current levels. As we reported last month, we have scheduled November 12, 2018, after the close of the market, for the release of our initial 2019 guidance.”

Dividend Increase

The Board of Directors of Inter Parfums, Inc. authorized a 31% increase in the annual dividend to $1.10 per share. The next quarterly cash dividend of $0.275 per share is payable on January 15, 2019 to shareholders of record on December 31, 2018.

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November 5, 2018

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 am ET, on Tuesday, November 6, 2018. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section.

Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, S.T. Dupont and Van Cleef & Arpels. The fragrance products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2017 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel

Russell Greenberg, Exec. VP & CFO	The Equity Group Inc.

(212) 983-2640	Fred Buonocore (212) 836-9607/fbuonocore@equityny.com

rgreenberg@interparfumsinc.com	Linda Latman (212) 836-9609/llatman@equityny.com

www.interparfumsinc.com	www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release	Page 4

November 5, 2018

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Net sales	$177,213	$169,531	$498,347	$441,725

Cost of sales	68,066	66,059	187,917	164,240

Gross margin	109,147	103,472	310,430	277,485

Selling, general and administrative expenses	74,169	70,309	226,286	203,676

Income from operations	34,978	33,163	84,144	73,809

Other expenses (income):
Interest expense	523	495	1,553	1,494
(Gain) loss on foreign currency	1,109	335	(185)	1,308
Interest income	(847)	(615)	(3,321)	(2,788)

	785	215	(1,953)	14

Income before income taxes	34,193	32,948	86,097	73,795

Income taxes	9,767	10,845	25,550	24,314

Net income	24,426	22,103	60,547	49,481

Less: Net income attributable to the noncontrolling interest	5,488	5,026	14,801	12,287

Net income attributable to Inter Parfums, Inc.	$18,938	$17,077	$45,746	$37,194

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.60	$0.55	$1.46	$1.19
Diluted	$0.60	$0.55	$1.45	$1.19

Weighted average number of shares outstanding:
Basic	31,326	31,175	31,297	31,163
Diluted	31,587	31,307	31,502	31,281

Dividends declared per share	$0.21	$0.17	$0.63	$0.51

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November 5, 2018

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

ASSETS
	September 30, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$133,553	$208,343
Short-term investments	77,173	69,899
Accounts receivable, net	164,574	120,749
Inventories	161,459	137,058
Receivables, other	2,146	2,405
Other current assets	5,678	7,356
Income taxes receivable	1,107	3,468
Total current assets	545,690	549,278

Equipment and leasehold improvements, net	9,854	10,330
Trademarks, licenses and other intangible assets, net	207,828	200,495
Deferred tax assets	10,941	9,658
Other assets	8,840	8,011

Total assets	$783,153	$777,772

LIABILITIES AND EQUITY

Current liabilities:
Current portion of long-term debt	$23,418	$24,372
Accounts payable – trade	47,452	52,609
Accrued expenses	73,263	81,843
Income taxes payable	11,660	1,722
Dividends payable	6,580	6,561
Total current liabilities	162,373	167,107

Long–term debt, less current portion	28,626	36,207

Deferred tax liability	3,552	3,821

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	—	—
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 31,333,842 and 31,241,548 shares at September 30, 2018 and December 31, 2017, respectively	31	31
Additional paid-in capital	68,665	66,004
Retained earnings	449,085	422,570
Accumulated other comprehensive loss	(30,423)	(17,832)
Treasury stock, at cost, 9,864,805 shares at September 30, 2018 and December 31, 2017	(37,475)	(37,475)
Total Inter Parfums, Inc. shareholders’ equity	449,883	433,298
Noncontrolling interest	138,719	137,339
Total equity	588,602	570,637
Total liabilities and equity	$783,153	$777,772